Exhibit 99.1

   Technology Flavors & Fragrances, Inc. Reports Third Quarter 2003
              Results of Operations and Outlook for 2004

    AMITYVILLE, N.Y.--(BUSINESS WIRE)--Nov. 10, 2003--Technology Flavors & Fragrances, Inc. (AMEX:TFF) announced today its results of operations for the third quarter ended September 30, 2003. Net sales for the current quarter of $4,041,000 were comparable to last year's comparable quarter of $4,068,000, while net sales for the nine months ended September 30, 2003 decreased by $683,000, or 5.3%, to $12,122,000 from $12,805,000 for the comparable nine-month period of 2002. The decrease was principally attributable to the economic recession which caused a slowdown in customer orders and ongoing customer efforts to reduce inventory levels, and lost revenues from a certain customer following its acquisition.
    The Company incurred a loss for the third quarter of 2003 of $170,000 as compared to a profit of $208,000 during last year's comparable quarter, and incurred a loss of $143,000 for the nine months ended September 30, 2003 as compared to a profit of $918,000 during last year's comparable period.

    OUTLOOK FOR 2004

    The Company expects improvements in sales and earnings as customer orders on core products increase due to replenishments of low inventory levels and higher consumer demand, and increased levels of new product development activity. Additionally, the Company is aggressively pursuing joint venture partnership arrangements in South America and acquisitions within its industry.
    Commenting on the third quarter results and outlook for 2004, Philip Rosner, Chairman and CEO, said, "We're naturally disappointed with our operating performance this year, but the Company has begun taking steps to improve its sales and operating results through its expansion program in South America and pursuit of strategic acquisitions. Coupled with an improved economy, we're also beginning to see a step-up in new product launches by our key customers particularly in the industry growth segment of Health and Nutrition. It's a changing environment, particularly within our industry, but the positive measures the Company has undertaken we believe will prove to be beneficial in 2004,"
    Founded in 1989, TFF creates, develops, manufactures and markets flavors and fragrances which are incorporated into a wide variety of consumer and institutional products, including natural and artificial flavored beverages, confections, foods, pharmaceuticals, aromatherapy products, perfumes and health and beauty products. TFF has a proprietary library of more than 36,000 flavor and fragrance product formulations that are used to develop customized products.
    TFF believes its proprietary formulations are currently used in more than 1,200 products sold by more than 500 customers worldwide, approximately 50 of which are Fortune 1000 companies. TFF maintains facilities in Amityville, New York; Inglewood, California; Toronto, Canada; and Santiago, Chile. TFF is publicly traded on the AMEX under the symbol "TFF."

    Certain statements made herein, including without limitation, statements containing the words "believes," "anticipates," "may," "intends," "expects," and words of similar import constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors, which may cause actual company results to differ materially from expectations. Such factors include the following: i) technological, manufacturing, quality control or other circumstances which could delay the sale or shipment of products; ii) economic, business, and competitive conditions in the industry and technological innovations which could affect the company's business; and iii) the company's ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the company. Certain of these factors are discussed in more detail in the company's Annual Report on Form 10-KSB for the year ended December 31, 2002. Our forward-looking statements speak only as to the date hereof and we do not undertake any obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

    (CONSOLIDATED STATEMENTS OF OPERATIONS FOLLOW)


                 TECHNOLOGY FLAVORS & FRAGRANCES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)

                      For the three months      For the nine months
                             ended                    ended
                          September 30,            September 30,
                     ----------------------- -------------------------
                        2003        2002        2003         2002
                     ----------- ----------- ------------ ------------

Net sales           $4,041,062  $4,068,313  $12,121,873  $12,805,101
Cost of sales        2,480,696   2,313,275    7,167,271    7,211,672
                    ----------- ----------- ------------ ------------

  Gross profit       1,560,366   1,755,038    4,954,602    5,593,429
                    ----------- ----------- ------------ ------------

Operating expenses:
  Selling              745,960     644,446    2,291,700    1,986,247
  General and
   administrative      482,452     447,816    1,322,295    1,291,830
  Research and
   development         408,619     390,158    1,179,273    1,120,190
  Amortization          48,750      49,839      146,613      148,645
                    ----------- ----------- ------------ ------------

    Total operating
      expenses       1,685,781   1,532,259    4,939,881    4,546,912
                    ----------- ----------- ------------ ------------

(Loss) income from
 operations           (125,415)    222,779       14,721    1,046,517
Interest expense,
 net                   (38,809)    (45,164)    (135,704)    (139,998)
                    ----------- ----------- ------------ ------------

(Loss) income before
 income taxes         (164,224)    177,615     (120,983)     906,519
(Provision) tax
 benefit                (6,000)    (30,000)     (21,733)      11,564
                    ----------- ----------- ------------ ------------

Net (loss) income    $(170,224)   $207,615    $(142,716)    $918,083
                    =========== =========== ============ ============

Net (loss) income
 per common share -
 basic and diluted       $(.01)       $.02        $(.01)        $.07
                    =========== =========== ============ ============

Weighted average
 common shares
 outstanding:
    Basic           12,793,773  13,004,473   12,793,773   13,004,473
                    =========== =========== ============ ============
    Diluted         12,793,773  13,124,527   12,793,773   13,158,649
                    =========== =========== ============ ============


    CONTACT: Technology Flavors & Fragrances, Inc., Amityville
             Joseph A. Gemmo, 631-842-7600, Ext. 301
             gemmo@tffi.com
             www.tffi.com